Exhibit 99.1



           INGLES MARKETS, INCORPORATED ANNOUNCES SALES INCREASES AND
                         EXTENSION OF 10-K FILING DATE


Ingles Markets, Incorporated
December 6, 2004

        Ingles Markets, Incorporated (NASDAQ: IMKTA) today announced an increase in net sales of 8.2% and 7.3% for its fourth fiscal quarter and fiscal year ended September 25, 2004, respectively. Net sales were $544.1 million and $2.137 billion for the 2004 fourth quarter and fiscal year, respectively, compared to net sales of $503.0 million and $1.991 billion, respectively, for the 2003 fourth fiscal quarter and fiscal year.

        For the fourth quarter of fiscal 2004, comparable store sales increased 8.2% over the same period of fiscal 2003 and increased 6.7% for the fiscal year 2004 compared to fiscal year 2003. Fiscal 2004 was the 40th consecutive year Ingles achieved an increase in net sales and the first year the Company has exceeded the $2 billion sales level. During fiscal 2004, Ingles opened two new stores, replaced one store, completed major remodel/expansions of two stores, completed minor remodels of two stores and closed four older stores. Additional operating results for the 2004 fiscal year will be announced upon filing of the Company's Form 10-K.

        Ingles further announced that it is the subject of an informal inquiry by the Securities and Exchange Commission (SEC) regarding the accounting for a vendor contract it entered into in 2002. The SEC has requested certain documentation regarding that vendor contract, other large vendor contracts entered into from 2002 through 2004, and related accounting documents. The Audit Committee of Ingles' Board of Directors has initiated a review of the accounting issues arising out of the inquiry and others that may arise and has retained independent legal counsel to assist with that review. Robert P. Ingle, II, Chairman of Ingles' Board of Directors, commented, "The Board of Directors and management is fully supportive of the Audit Committee's efforts in this matter."

        Based on information identified to date related to fiscal years 2001 through 2004, Ingles has determined that certain vendor consideration was included in the determination of operating income in the incorrect periods and has identified certain revenue and expense items that were incorrectly recorded. Management believes that Ingles may restate its financial statements for certain of the periods under review primarily to move recognition of certain vendor payments from earlier to later periods. Although management is not yet able to quantify the aggregate amount of operating income that may be moved from period to period, management does not believe that the restatements will have any impact on cash flow and does not currently expect the restatements will have a negative effect on Ingles' results for fiscal 2004.

        The completion of the internal inquiry is a condition to the completion of Ernst & Young's audit for fiscal 2004 and of Ingles' Form 10-K, due December 9, 2004. As a consequence, Ingles will not be able to file its Form 10-K by the December 9th deadline. The Company will file for an extension on Form 12b-25 on or before December 9th. The Audit Committee intends to complete its review as soon as possible. The Company will publish any



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restated  financial  statements  required  together  with its audited  financial statements for fiscal 2004 as soon as possible after completion of the inquiry. The informal inquiry by the SEC and the Audit Committee review are ongoing; therefore, there can be no assurance that additional information will not be identified until the completion of these efforts.

        This release contains forward-looking statements, which reflect management's current views of future events and operations, including, but not limited to, statements pertaining to restatements of its financial statements. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause results to differ include: dependence on the import of any relevant facts presently unknown to Ingles' management, discovery of additional issues in completing the internal inquiry, whether the SEC's inquiry becomes a formal investigation and the ultimate resolution of the SEC's inquiry. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed from time to time in Ingles' filings with the Securities and Exchange Commission. Ingles does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

        Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 197 supermarkets. In conjunction with its supermarket operations, the Company also operates 74 neighborhood shopping centers, all but 17 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The Nasdaq Stock Market's National Market under the symbol IMKTA. For more information about the Company, visit Ingles' website at www.ingles-markets.com.